SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

HANSEN NATURAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	39-1679918
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)
1010 Railroad Street

Corona, California 92882

(Address of Principal Executive Offices) (Zip Code)

2005 Hansen Natural Corporation Stock Option Plan for Non-Employee Directors

(Full Title of the Plan)

Rodney C. Sacks

Chairman of the Board of Directors

and Chief Executive Officer

Hansen Natural Corporation

1010 Railroad Street

Corona, California 92882

(Name and Address of Agent for Service)

(951) 739-6200

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Benjamin M. Polk, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

(212) 756-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered -----------	Amount to be Registered(1) ------------	Proposed maximum offering price per share (2) ---------------	Proposed maximum aggregate offering price(2) -----------------	Amount of Registration fee(2) ------------
Common stock, par value $0.005 per share.	200,000 shares	$90.06	$18,011,000	$1,927.18

(1) Represents the maximum aggregate number of shares of common stock, par value $0.005 per share (the “Common Stock”) of Hansen Natural Corporation, a Delaware corporation (the “Company,” the “Registrant,” “we,” “us,” or “our”) granted or available to be granted under the Company’s 2005 Hansen Natural Corporation Stock Option Plan for Non-Employee Directors (the “Plan”) plus such indeterminate number of shares of Common Stock of the Registrant as may be issued to prevent dilution resulting from any stock dividends, stock splits or similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The estimate of the proposed maximum aggregate offering price has been calculated based on the offering of all 200,000 shares registered under the registration statement, at a price of $90.06 per share, which is the average of the high and low prices of the Registrant’s Common Stock as quoted on the Nasdaq Capital Market on January 30, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the plan covered by this Registration Statement in accordance with Form S-8 and Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement are available to participants in the Plan, without charge, upon written or oral request, and they are also incorporated by reference in the Section 10(a) prospectus described in Item 1, above. Such request should be directed to the Registrant at the address and telephone number listed on the cover page of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents previously filed with the Commission by the Registrant pursuant to the Exchange Act, are incorporated by reference herein:

(1)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended;

(2)	The Registrant's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005, June 30, 2005 and September 30, 2005;

(3)

The Registrant's Current Reports on Form 8-K, dated May 10, 2005, July 18, 2005, August 2, 2005, August 9, 2005, August 11, 2005, September 22, 2005, November 4, 2005, November 9, 2005, November 11, 2005, November 17, 2005 and January 10, 2006; and

(4)

The description of the Registrant's Common Stock, contained in Post-Effective Amendment No. 12 to the Registrant's Registration Statement on Form S-3 (File No. 33-35796) filed on August 4, 1993, including any amendment thereto or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters relating to the Common Stock registered hereby are being passed upon for the Registrant by Schulte Roth & Zabel LLP. Benjamin M. Polk, a partner of Schulte Roth & Zabel LLP, is a member of the Board of Directors of the Registrant.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee, or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorney’s fees) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The statute provides, however, that no indemnification is allowed in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court may, upon application, determine that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, notwithstanding the outcome of the proceeding. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case by majority vote of directors not parties to the proceeding, even though less than a quorum, by a committee of such directors designated by majority vote of such directors, even though less than a quorum, by written opinion of independent legal counsel, or by the stockholders, that the defendant met the applicable standard of conduct described above.

The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding provided the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. A corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

Delaware law also provides that the above rights shall not be deemed exclusive of other rights of indemnification or advancement of expenses under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant’s Certificate of Incorporation and By-Laws generally require the Registrant to indemnify and advance expenses to its directors and its officers (and permit the Registrant to indemnify and advance expenses to its employees and agents) to the fullest extent permitted by law.

Section 102(b)(7) of the DGCL permits Delaware corporations in their certificates of incorporation to eliminate or limit the personal liability of directors to the corporation or its stockholders for monetary damages for breaches of certain duties. Under the Registrant’s Certificate of Incorporation, a director of the Registrant shall, to the maximum extent currently or hereafter permitted by section 102(b)(7) of the DGCL (or any successor provision) have no personal liability to the Registrant or its stockholders. Section 102(b)(7) of the DGCL provides that Delaware corporations may not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii)under Section 174 of the DGCL (involving certain unlawful dividends and stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant may maintain insurance covering the liability of the Registrant to its directors and officers under the terms and provisions of the By-Laws of the Registrant and covering its directors and officers for liability incurred in their capacities as such directors and officers.

Under Section 13 of the Plan, no member of the Board of Directors (the “Board”) shall be personally liable for any action, determination, or interpretation taken or made with respect to the Plan or any award thereunder. The Registrant shall indemnify all members of the Board to the extent permitted by law, from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission to act, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan.

On November 11, 2005, the Board approved a Form of Indemnification Agreement (the “Indemnification Agreement”) to be provided by the Company to its directors. On November 11, 2005 the Company entered into Indemnification Agreements with its current directors, in the form approved by the Board. The Indemnification Agreement provides for the maximum indemnity permitted for directors under the DGCL and the Registrant’s charter documents, as well as additional procedural protections. The Indemnification Agreement requires the Registrant to indemnify the directors against liability that may arise by reason of their status or service as directors of the Registrant if the director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, in the case of a criminal proceeding had no reasonable cause to believe that his conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Index to Exhibits immediately preceding the exhibits is attached hereto and incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, the State of California, on January 31, 2006.

HANSEN NATURAL CORPORATION

By: /s/ Rodney C. Sacks

-----------------------------------

Name:	Rodney C. Sacks
Title:	Chairman of the Board of Directors

and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rodney C. Sacks and Hilton H. Schlosberg, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Hansen Natural Corporation to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-8 under the Securities Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures ------------------------------	Title ------------------------------	Date ----------------------------
/s/ Rodney C. Sacks ---------------------------- Rodney C. Sacks	Chairman of the Board of Directors and Chief Executive Officer (principal Executive officer)	January 31, 2006

/s/Hilton H. Schlosberg ---------------------------- Hilton H. Schlosberg	Vice Chairman of the Board of Directors, President, Chief Operating Officer, Chief Financial Officer and Secretary (principal financial officer, controller, and principal accounting officer)	January 31, 2006

/s/Norman C. Epstein ---------------------------- Norman C. Epstein	Director	January 31, 2006

/s/Benjamin M. Polk ---------------------------- Benjamin M. Polk	Director	January 31, 2006

/s/ Sydney Selati ---------------------------- Sydney Selati	Director	January 31, 2006

/s/ Harold C. Taber, Jr. ---------------------------- Harold C. Taber, Jr.	Director	January 31, 2006

/s/ Mark S. Vidergauz ---------------------------- Mark S. Vidergauz	Director	January 31, 2006

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	2005 Hansen Natural Corporation Stock Option Plan for Non-Employee Directors Plan
5.1	Opinion of Schulte Roth & Zabel LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)
24.1	Powers of attorney (included in this Registration

Statement under “Signatures”